                                      Long, short and leveraged
                                       exposure to base metals
                                       has never been easier.

                                                                                           [Graphic]

Filed pursuant to Rule 433 | Registration Statement 333-137902 | Dated 7 July 2008

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BDD                                           PowerShares DB
                                              Base Metals Double Long ETN

BDG                                           PowerShares DB
                                              Base Metals Long ETN

BOS                                           PowerShares DB
                                              Base Metals Short ETN

BOM                                           PowerShares DB
                                              Base Metals Double Short ETN

PowerShares DB Base Metals ETNs provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of certain commodity futures contracts on aluminum, copper and zinc.

The PowerShares DB Base Metals ETNs are senior unsecured obligations issued by Deutsche Bank AG,
London Branch that are linked to a total return version of the Deutsche Bank Liquid Commodity
Index--Optimum Yield Industrial Metals(TM).

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which may include a fee of up to $0.03 per security.
----------------------------------------------------------------------------------------------------

PowerShares DB Base Metals ETNs                         Ticker                  IIV
PowerShares DB Base Metals Double Long                     BDD                BDDIV
PowerShares DB Base Metals Long                            BDG                BDGIV
PowerShares DB Base Metals Short                           BOS                BOSIV
PowerShares DB Base Metals Double Short                    BOM                BOMIV

ETN details
Unit price at listing                                                        $25.00
Inception date                                                              6/16/08
Maturity date                                                               6/01/38
DB Base Metals Index symbol                                                  DBBMIX
Listing exchange                                                          NYSE Arca
Yearly investor fee                                                            0.75%

CUSIP
PowerShares DB Base Metals Double Long                                      25154K841
PowerShares DB Base Metals Long                                             25154K825
PowerShares DB Base Metals Short                                            25154K833
PowerShares DB Base Metals Double Short                                     25154K858

Issuer details(1)                                 S&P rating           Moody's rating
Deutsche Bank AG,
London Branch
Long-term
Unsecured Obligations                                     AA                      Aa1

1 The PowerShares DB Base Metals ETNs are not rated but rely on the ratings of their issuer,
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Base Metals ETNs is entirely dependant on the Deutsche Bank AG, London Branch's ability to pay. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Base Metals ETNs.

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Performance
As of 30 June 2008

10-year historical correlation2, 3
-------------------------------------------------------------------------
                                Index       Index       Index       Index
                                  +2x         +1x         -1x         -2x
S&P 500                          0.24        0.24       -0.25       -0.25
Lehman U.S. Agg. -0.20                      -0.19        0.20        0.20

Volatility2 (%)
-------------------------------------------------------------------------
                                Index       Index       Index       Index
                                  +2x         +1x         -1x         -2x
1 year                          46.32       23.11       22.36       44.72
3 year                          48.66       24.20       24.02       48.08
5 year                          43.06       21.54       21.41       42.84
10 year                         37.80       18.90       18.85       37.68

Index history(2) (Growth of $10,000)

                                              Graphic

(2) Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the repurchase value formula applied to the DB Commodity ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity
Index--Optimum Yield Industrial Metals(TM). The Base Metals Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on aluminum, copper and zinc. The
T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis. Correlation is the similarity in performance. Volatility is the annualized standard deviation of monthly index returns.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Base Metals ETN performance, go to dbfunds.db.com/notes.

(3) The S&P 500(R) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate
Total Return Bond Value Unhedged USD Index is a measurement of change in bond market conditions based on the performance of a specified group of bonds.

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About PowerShares DB ETNs

PowerShares now offers an easier way to take a long, short or leveraged view on commodities.

PowerShares DB Exchange traded Notes (ETNs)

PowerShares DB ETNs are the first exchange traded products to provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent commodities in the world.

The PowerShares DB family of commodity ETNs are unsecured debt securities issued by Deutsche Bank
AG, London Branch that are linked to the total return of a specified index (e.g. Deutsche Bank
Liquid Commodity Index--Optimum Yield(TM)). Investors can buy and sell PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.

Benefits & Risks of PowerShares DB ETNs

ETNs are some of the more benefit-rich investment vehicles available in the marketplace today. Their benefits include:

Benefits                                                Risks
o  Increased exposure -- long, short or leveraged       o   Non-principal protected
o  Low cost                                             o   Leveraged losses
o  Intraday access                                      o   Subject to an investor fee
o  Listed                                               o   Limitations on repurchase
o  Transparent                                          o   Concentrated exposure
o  Tax treatment(4)

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An investment in PowerShares DB ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the pricing supplement.

(4) Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

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Product matrix

                                                                            Lt., Swt.,
PowerShares DB ETN         Ticker  Leverage  Wheat  Corn   Soybeans  Sugar  Crude Oil
--------------------------------------------------------------------------------------
Commodity Double Long       DYY      +2x       v      v                         v
--------------------------------------------------------------------------------------
Commodity Long              DPU      +1x       v      v                         v
--------------------------------------------------------------------------------------
Commodity Short             DDP       1x       v      v                         v
--------------------------------------------------------------------------------------
Commodity Double Short      DEE       2X       v      v                         v
--------------------------------------------------------------------------------------
Agriculture Double Long     DAG      +2x       v      v       v        v
--------------------------------------------------------------------------------------
Agriculture Long            AGF      +1x       v      v       v        v
--------------------------------------------------------------------------------------
Agriculture Short           ADZ       1x       v      v       v        v
--------------------------------------------------------------------------------------
Agriculture Double Short    AGA       2X       v      v       v        v
--------------------------------------------------------------------------------------
Base Metals Double Long     BDD      +2x
--------------------------------------------------------------------------------------
Base Metals Long            BDG      +1x
--------------------------------------------------------------------------------------
Base Metals Short           BOS       1x
--------------------------------------------------------------------------------------
Base Metals Double Short    BOM       2X
--------------------------------------------------------------------------------------
Gold Double Long            DGP      +2x
--------------------------------------------------------------------------------------
Gold Short                  DGZ       1x
--------------------------------------------------------------------------------------
Gold Double Short           DZZ       2x
--------------------------------------------------------------------------------------
Crude Oil Double Long       DXO      +2x                                        v
--------------------------------------------------------------------------------------
Crude Oil Long              OLO      +1x                                        v
--------------------------------------------------------------------------------------
Crude Oil Short             SZO       1x                                        v
--------------------------------------------------------------------------------------
Crude Oil Double Short      DTO       2X                                        v
--------------------------------------------------------------------------------------

                               Heating
PowerShares DB ETN               Oil      Gold     Copper     Zinc     Aluminum
---------------------------------------------------------------------------------
Commodity Double Long             v        v                               v
---------------------------------------------------------------------------------
Commodity Long                    v        v                               v
---------------------------------------------------------------------------------
Commodity Short                   v        v                               v  -
---------------------------------------------------------------------------------
Commodity Double Short            v        v                               v  -
---------------------------------------------------------------------------------
Agriculture Double Long
---------------------------------------------------------------------------------
Agriculture Long
---------------------------------------------------------------------------------
Agriculture Short                                                             -
---------------------------------------------------------------------------------
Agriculture Double Short                                                      -
---------------------------------------------------------------------------------
Base Metals Double Long                              v         v           v
---------------------------------------------------------------------------------
Base Metals Long                                     v         v           v
---------------------------------------------------------------------------------
Base Metals Short                                    v         v           v  -
---------------------------------------------------------------------------------
Base Metals Double Short                             v         v           v  -
---------------------------------------------------------------------------------
Gold Double Long                           v
---------------------------------------------------------------------------------
Gold Short                                 v                                  -
---------------------------------------------------------------------------------
Gold Double Short                          v                                  -
---------------------------------------------------------------------------------
Crude Oil Double Long
---------------------------------------------------------------------------------
Crude Oil Long
---------------------------------------------------------------------------------
Crude Oil Short                                                               -
---------------------------------------------------------------------------------
Crude Oil Double Short                                                        -
---------------------------------------------------------------------------------

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To stay informed about the growing family of long, short and leveraged PowerShares DB ETNs or to request a prospectus call 800.983.0903  877.369.4617 or visit powersharesetns.com
dbfunds.db.com/notes.

DEUTSCHE BANK AG, LONDON BRANCH HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE
SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE
PROSPECTUS AND OTHER DOCUMENTS FILED BY DEUTSCHE BANK AG, LONDON BRANCH FOR MORE COMPLETE
INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING
POWERSHARESETNS.COM, DBFUNDS.DB.COM/NOTES OR EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY,
YOU MAY REQUEST A PROSPECTUS BY CALLING 800.983.0903 | 877.369.4617, OR YOU MAY REQUEST A COPY FROM
ANY DEALER PARTICIPATING IN THIS OFFERING.

THE POWERSHARES DB ETNS ARE UNSECURED OBLIGATIONS OF DEUTSCHE BANK AG, LONDON BRANCH, AND THE AMOUNT
DUE ON THE POWERSHARES DB ETNS IS ENTIRELY DEPENDANT ON DEUTSCHE BANK AG, LONDON BRANCH'S ABILITY TO
PAY. THE RATING OF DEUTSCHE BANK AG, LONDON BRANCH DOES NOT ADDRESS, ENHANCE OR AFFECT THE
PERFORMANCE OF THE POWERSHARES DB ETNS OTHER THAN DEUTSCHE BANK AG, LONDON BRANCH'S ABILITY TO MEET
ITS OBLIGATIONS. THE POWERSHARES DB ETNS ARE RISKIER THAN ORDINARY UNSECURED DEBT SECURITIES AND
HAVE NO PRINCIPAL PROTECTION. Risks of investing in The PowerShares DB ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in The PowerShares DB ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB ETNs even if the value of the relevant index has increased.
If at any time the redemption value of The PowerShares DB ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Base Metals ETNs and PowerShares DB Crude
Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement. An investment in the PowerShares DB ETNs may not be suitable for all investors.

The PowerShares DB ETNs may be sold throughout the day on NYSE Arca through any brokerage account.
There are restrictions on the minimum number of units that you may redeem directly with Deutsche
Bank AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of The PowerShares DB ETNs.
Sales in the secondary market may result in losses.

The PowerShares DB Commodity, Agriculture, Base Metals, Gold and Crude Oil ETNs are concentrated in commodities, agriculture, base metals, gold and crude oil, respectively. The market value of The
PowerShares DB ETNs may be influenced by many unpredictable factors, including, among other things, volatile of commodities prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture, Gold, Base
Metals and Crude Oil ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Commodity Double Long, Commodity Double Short, Agriculture Double Long,
Agriculture Double Short, Base Metals Double Long, Base Metals Double Short, Gold Double Long, Gold
Double Short, Crude Oil Double Long and Crude Oil Double Short ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

SHARES ARE NOT FDIC INSURED, HAVE NO BANK GUARANTEE AND MAY LOSE VALUE.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco
PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider The PowerShares DB ETNs' investment objectives, risks, charges and expenses carefully before investing.

powersharesetns.com  800.983.0903                        P-DBBASEM-ETN-IVG-1 07/08 x07/09

Invesco PowerShares Capital Management LLC
301 West Roosevelt Road
Wheaton, IL 60187
800.983.0903  877.369.4617
powersharesetns.com http://dbfunds.db.com/notes